MAA

EARNINGS RELEASE

SUPPLEMENTAL DATA

THIRD QUARTER 2017

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	7
Consolidated Statements of Operations	9
Share and Unit Data	10
Consolidated Balance Sheets	11
Reconciliation of Non-GAAP Financial Measures	12
Non-GAAP Financial Measures	16
Other Key Definitions	17
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Combined Adjusted Same Store Property Operating Expenses	S-3
NOI Contribution Percentage by Region	S-4
Multifamily Combined Adjusted Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/2017 Acquisition Activity/2017 Disposition Activity	S-8
Investments in Unconsolidated Real Estate Entities	S-9
Debt and Debt Covenants as of September 30, 2017	S-10
2017 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS
MEMPHIS, Tenn., October 25, 2017 /PRNewswire/ -- Mid-America Apartment Communities, Inc. or MAA, (NYSE: MAA) today announced operating results for the quarter ended September 30, 2017.

Net Income Available for Common Shareholders
For the quarter ended September 30, 2017, net income available for MAA common shareholders was $113.8 million, or $1.00 per diluted common share, compared to $84.3 million, or $1.12 per diluted common share, for the quarter ended September 30, 2016. Results for the quarter ended September 30, 2017 included $58.8 million, or $0.52 per diluted common share, of gains related to the sale of real estate assets; $4.1 million, or $0.04 per diluted common share, of non-cash income related to an embedded derivative in the preferred shares issued in the merger transaction, or the Post Properties Merger, with Post Properties, Inc., or Post Properties; and $4.1 million, or $0.04 per diluted common share, of merger and integration costs related to the Post Properties Merger. Results for the quarter ended September 30, 2016 included $47.7 million, or $0.63 per diluted common share, of gains related to the sale of real estate assets; and $3.9 million, or $0.05 per diluted common share, of merger costs.

For the nine months ended September 30, 2017, net income available for MAA common shareholders was $202.2 million, or $1.78 per diluted common share, compared to $172.8 million, or $2.29 per diluted common share, for the nine months ended September 30, 2016. Results for the nine months ended September 30, 2017 included $59.1 million, or $0.52 per diluted common share, of gains related to the sale of real estate assets; $5.8 million, or $0.05 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares issued in the Post Properties Merger; and $14.5 million, or $0.13 per diluted common share, of merger and integration costs related to the Post Properties Merger. Results for the nine months ended September 30, 2016 included $50.7 million, or $0.64 per diluted common share, of gains related to the sale of real estate assets; and $3.9 million, or $0.05 per diluted common share, of merger costs.

Funds from Operations (FFO)
For the quarter ended September 30, 2017, FFO was $176.2 million, or $1.50 per diluted common share and unit, or per Share, compared to $117.3 million or $1.47 per Share, for the quarter ended September 30, 2016. Results for the quarter ended September 30, 2017  included $4.11 million, or $0.03 per Share, of non-cash income related to an embedded derivative in the preferred shares issued in the Post Properties Merger; and $4.13 million, or $0.04 per Share, of merger and integration costs related to the Post Properties Merger compared to $3.9 million, or $0.05 per Share, of merger costs for the quarter ended September 30, 2016.

For the nine months ended September 30, 2017, FFO was $522.4 million, or $4.43 per Share, compared to $359.2 million, or $4.51 per Share, for the nine months ended September 30, 2016. Results for the nine months ended September 30, 2017 included $5.8 million, or $0.05 per Share, of non-cash income related to an embedded derivative in the preferred shares issued in the Post Properties Merger; and $14.5 million, or $0.12 per Share, of merger and integration costs related to the Post Properties Merger compared to $3.9 million, or $0.05 per Share of merger costs for the nine months ended September 30, 2016.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “MAA's balanced portfolio, diversified across various markets and price points of the Sunbelt region, continues to capture strong occupancy and steady rent growth. As a consequence of hurricane related costs incurred in the third quarter, expense growth was higher than the trends posted for the first half of the year. We expect to see performance in the fourth quarter return to the strong expense control results captured earlier in the year. Overall, despite headwinds from new construction deliveries in several markets, primarily impacting the higher price point locations within the portfolio, we expect continued steady rent growth over the rest of this year and into 2018. Continued high demand for apartment housing across our markets, a strong occupancy outlook, solid lease renewal pricing trends and growing momentum in opportunities from our merger transaction have MAA well positioned for the current cycle and into 2018.”

Highlights

•
The Combined Adjusted Same Store portfolio of properties generated a 1.7% increase in revenues for the third quarter supported by strong Average Physical Occupancy of 96.1% and effective rent growth of 2.1%.

•
Combined Adjusted Same Store property operating expenses grew by 3.2%, impacted by expenses incurred during the quarter resulting from Hurricanes Harvey and Irma. As a result, Combined Adjusted Same Store NOI increased

0.8% for the quarter as compared to the same period in the prior year. Excluding the hurricane related expenses incurred, Combined Adjusted Same Store NOI increased 1.8% as compared to the same period in the prior year.

•
Within the Combined Adjusted Same Store Portfolio, rents on renewals and leases written for new resident move-ins in the third quarter combined to average 2.6% higher than the previous in-place leases.

•	Resident turnover for the Combined Adjusted Same Store Portfolio remained low for the third quarter at 50.4% on a rolling twelve month basis.

•
During the third quarter, MAA sold three properties, which were located in the Lakeland, Florida; Montgomery, Alabama; and Fort Worth, Texas markets. The sale of these three communities with an average age of 28 years achieved an economic cap rate after capex of 5.3%.

•	During the third quarter, MAA completed development of a new apartment community located in Atlanta, Georgia, and as of the end of the third quarter, MAA had five development projects underway.

•	MAA's development projects include 1,434 units, with a total projected cost of approximately $305.0 million, with approximately $69.7 million remaining to be funded as of the end of the third quarter.

•
As of the end of the third quarter, three properties remained in lease-up, including one development project completed during the third quarter, with average quarter-end physical occupancy of 61.5% for the group.

•	During the nine months ended September 30, 2017, MAA completed renovation of 6,543 units under its redevelopment program, achieving average rental rate increases of 9.5% above non-renovated units.

Third Quarter Combined Adjusted Same Store Portfolio Operating Results
To ensure comparable reporting with prior periods, the same store portfolio, or MAA Same Store Portfolio, includes properties which were stabilized and which were owned by us at the beginning of the previous year. To provide relevant operating metrics for the third quarter, stabilized communities acquired in the Post Properties Merger that would otherwise have met our requirements to be included in the MAA Same Store Portfolio, are presented on a combined adjusted basis, as if owned by MAA during the prior period. The Combined Adjusted Same Store Portfolio presentation below represents the MAA Same Store Portfolio and the Post Adjusted Same Store Portfolio considered as a single portfolio. See the "Other Key Definitions" section of this release for more details. Post Properties communities will be eligible to enter the MAA Same Store Portfolio on January 1, 2018. Operating results for the Combined Adjusted Same Store Portfolio of 91,700 units in MAA's Large Market and Secondary Market segments of the portfolio are presented below:

	Percent Change From				Three months ended
	Three months ended September 30, 2016				September 30, 2017
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Market	1.4%	2.6%	0.7%	1.8%	96.0%
Secondary Market	2.4%	4.8%	1.0%	2.8%	96.2%
Combined Adjusted Same Store Portfolio	1.7%	3.2%	0.8%	2.1%	96.1%

Combined Adjusted Same Store Portfolio revenue growth of 1.7% during the third quarter of 2017 was primarily a result of a 2.1% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Combined Adjusted Same Store Portfolio was strong at 96.1% for the third quarter of 2017, a slight decrease from 96.3% in the same period of the prior year. Property operating expenses increased 3.2% for the third quarter of 2017, with the largest portion of the growth related to property taxes and hurricane related costs, partially offset by lower building repair and maintenance and insurance costs.

A reconciliation of NOI, including Combined Adjusted Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the third quarter, MAA closed on the disposition of three wholly-owned communities, Paddock Club Lakeland, a 464-unit community located in Lakeland, Florida; Paddock Club Montgomery, a 208-unit community located in Montgomery, Alabama; and Northwood Place, a 270-unit community located in the Fort Worth, Texas market, for combined proceeds of $88.4 million resulting in total net gains recognized on the sale of real estate assets of approximately $59 million. With the sale of the properties in Lakeland, Florida and Montgomery, Alabama, MAA exited two markets within the Secondary Market segment of the portfolio.

MAA did not make any property acquisitions during the third quarter of 2017.

Development and Lease-up Activity
As of the end of the third quarter of 2017, MAA had five development communities under construction, consisting of three expansion projects and two new development communities. Total development costs for the five communities are projected to be $305.0 million, of which an estimated $69.7 million remains to be funded as of the end of the third quarter. The expected average stabilized NOI yield on these communities is 6.3%. During the third quarter of 2017, MAA funded $32.8 million of construction costs on development projects.

MAA had three communities, containing a total of 999 units, remaining in initial lease-up as of the end of the third quarter of 2017: Charlotte at Midtown, located in Nashville, Tennessee; Post Afton Oaks, located in Houston, Texas; and Post Midtown, located in Atlanta, Georgia. Physical occupancy for the three lease-up projects averaged 61.5% at the end of the third quarter of 2017.

Redevelopment Activity
MAA continues its interior redevelopment program at select communities throughout the portfolio. During the third quarter of 2017, MAA redeveloped a total of 2,680 units at an average cost of $4,883 per unit, bringing the total units renovated during the nine months ended September 30, 2017 to 6,543, at an average cost of $4,822, achieving average rental rate increases of 9.5% above non-renovated units. MAA expects a total of 7,000 to 8,000 units to be redeveloped in 2017.

Capital Expenditures
Recurring capital expenditures totaled $20.8 million for the third quarter of 2017, or approximately $0.18 per Share, as compared to $14.2 million, or $0.18 per Share, for the same period in 2016. These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.32 per Share for the third quarter of 2017, compared to $1.29 per Share for the same period in 2016.

Redevelopment, revenue enhancing and other capital expenditures during the third quarter of 2017 were $28.5 million, as compared to $20.8 million for the same period in 2016. These expenditures led to Funds Available for Distribution, or FAD, of $126.9 million for the third quarter of 2017, compared to $82.2 million for the same period in 2016. Dividends and distributions paid on common shares and noncontrolling interests during the third quarter of 2017 were $102.5 million, as compared to $65.3 million for the same period in 2016.

Recurring capital expenditures totaled $56.3 million for the nine months ended September 30, 2017, or approximately $0.48 per Share, as compared to $42.6 million, or $0.54 per Share, for the same period in 2016. These expenditures led to AFFO of $3.95 per Share for the nine months ended September 30, 2017, compared to $3.97 per Share for the same period in 2016.

Redevelopment, revenue enhancing and other capital expenditures during the nine months ended September 30, 2017 were $69.6 million, as compared to $57.8 million for the same period in 2016. These expenditures led to FAD of $396.5 million for the nine months ended September 30, 2017, compared to $258.7 million for the same period in 2016. Dividends and distributions paid on common shares and noncontrolling interests during the nine months ended September 30, 2017 were $307.4 million, as compared to $195.9 million for the same period in 2016.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders and an expanded discussion of the components of FFO, AFFO and FAD can be found later in this release.

Financing Activities
During the third quarter, MAA paid off $150.0 million of senior unsecured notes, which were assumed in the Post Properties Merger, and also paid off $13.9 million remaining on a secured property mortgage, resulting in a $0.8 million net gain on debt extinguishment recorded from these transactions. The gain was due to the write-off of the mark-to-market debt adjustment related to the senior unsecured notes.

Balance Sheet
As of September 30, 2017:

•	Total debt to total assets (as defined in MAALP's bond covenants) was 33.2%, compared to 33.9% as of December 31, 2016;

•	Total debt outstanding was $4.5 billion at an average effective interest rate of 3.5%;

•	85.3% of total debt was fixed or hedged against rising interest rates for an average of 4.8 years;

•	Approximately $795.4 million combined cash and capacity under MAA's unsecured revolving credit facility was available; and

•	Unencumbered NOI was 82.9% of total NOI, as compared to 78.4% as of December 31, 2016.

Merger Related Activities
In connection with the Post Properties Merger, MAA incurred a total of $0.1 million of merger costs during the third quarter of 2017 and a total of $4.0 million, or $0.03 per Share, of merger costs during the nine months ended September 30, 2017. Such merger costs consist primarily of severance, legal, professional and advisory costs.

Integration efforts continue to progress well, with the Post Properties portfolio consolidated into MAA's operating structure and with activities to combine the operating and financial system platforms well underway. During the third quarter of 2017, MAA incurred $4.0 million or $0.03 per Share, of integration costs, which were primarily related to temporary systems, staffing, facilities and consulting costs necessary for the integration of the companies' business platforms. During the nine months ended September 30, 2017, MAA incurred $10.5 million, or $0.09 per Share, of integration costs. MAA expects to incur additional integration costs as integration efforts continue.

Once the business platforms are fully integrated, MAA continues to forecast expected synergies of approximately $20.0 million in gross overhead costs (combined general and administrative costs and property management expense savings) to be realized. MAA also anticipates additional opportunities and savings to be gained from enhanced efficiencies due to increased portfolio scale, from reconciling various operating practices between the two companies, from significant redevelopment opportunities at a number of existing properties, and from an improved cost of capital due to increased strength and liquidity of the combined balance sheet.

As part of the Post Properties Merger, MAA issued 867,846 shares of publicly traded preferred stock in exchange for 867,846 shares of publicly traded preferred stock previously issued by Post Properties. The MAA preferred shares have the same rights preferences, privileges and voting powers as those of the Post Properties preferred shares. The preferred shares have a $50 redemption price with an 8.5% cumulative coupon and are redeemable beginning in October 2026. At the time of the Post Properties Merger transaction, the preferred shares had a market value in excess of the $50 redemption price, which created an implied embedded derivative. According to GAAP, the derivative must be bifurcated from the preferred shares and recorded at fair market value each period. Due to the low volume of trading for the preferred shares and changes in market interest rates, the valuation outcome can be volatile. During the third quarter of 2017, MAA recorded $4.1 million of non-cash income related to the embedded derivative, bringing the total non-cash income recorded for the nine months ended September 30, 2017 to $5.8 million, resulting in a recorded derivative value of $18.2 million. MAA believes the quarterly revaluation of the embedded derivative has no significant economic impact on the company, and expects the valuation to remain volatile over the remaining call period.

95th Consecutive Quarterly Common Dividend Declared
MAA declared its 95th consecutive quarterly common dividend at an annual rate of $3.48 per common share, which will be paid on October 31, 2017 to holders of record on October 13, 2017.

2017 Net Income per diluted common share and FFO per Share Guidance
MAA is updating 2017 guidance for Net income per diluted common share as well as FFO per Share, which is a non-GAAP measure. Net income per diluted common share is expected to be in the range of $2.76 to $2.86 per diluted common share for the full year of 2017. FFO per Share for the year is expected to be in the range of $5.84 to $5.94 per Share, or $5.89 per Share at the mid-point, as compared to a prior range of $5.77 to $5.97 per Share, or $5.87 per Share at the mid-point. FFO per Share for the fourth quarter is expected to be in the range of $1.40 to $1.50 per Share, or $1.45 per Share at the midpoint.

Revenue growth for the Combined Adjusted Same Store Portfolio is expected to be in the range of 2.0% to 2.5% for the full year based on continued steady occupancy and normal seasonal pricing trends in the fourth quarter, while expense growth is expected to be in the range of 1.75% to 2.25% for the full year including the impact of previously mentioned hurricane related costs incurred in the third quarter.  As a result, MAA expects NOI growth for the Combined Adjusted Same Store Portfolio for the full year to be in the range of 2.0% to 2.5%.

MAA does not forecast Net income available for common shareholders per diluted common share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Acquisition and disposition activity materially affects depreciation and capital gains or losses, which, combined, generally represent the difference between Net income available for common shareholders and FFO. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss third quarter results on Thursday, October 26, 2017, at 9:00 AM Central Time. The conference call-in number is 800-895-4790. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of September 30, 2017, MAA had ownership interest in 100,986 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the anticipated benefits from the completed merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily-focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•
risks associated with the Post Properties Merger, including the integration of MAA's and Post Properties' businesses and achieving expected revenue synergies and/or cost savings as a result of the merger; and

•	risks associated with unexpected costs or unexpected liabilities that may arise from the Post Properties Merger;

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Total operating revenues	$384,550	$276,898	$1,146,249	$818,150

Net income available for MAA common shareholders	$113,787	$84,279	$202,163	$172,836

Total NOI(1)	$235,371	$170,252	$709,828	$507,668

Earnings per common share:(2)
Basic	$1.00	$1.12	$1.78	$2.29
Diluted	$1.00	$1.12	$1.78	$2.29

Funds from operations per Share (diluted):(2)
FFO(1)	$1.50	$1.47	$4.43	$4.51
AFFO(1)	$1.32	$1.29	$3.95	$3.97

Dividends declared per common share	$0.87	$0.82	$2.61	$2.46

Dividends/ FFO (diluted) payout ratio	58.0%	55.8%	58.9%	54.5%
Dividends/ AFFO (diluted) payout ratio	65.9%	63.6%	66.1%	62.0%

Consolidated interest expense	$39,940	$32,168	$115,005	$96,418
Mark-to-market debt adjustment	3,422	3,642	12,060	11,134
Debt discount and debt issuance cost amortization	(1,377)	(1,191)	(4,024)	(3,586)
Capitalized interest	1,657	387	5,884	1,095
Total interest incurred	$43,642	$35,006	$128,925	$105,061

Amortization of principal on notes payable	$2,948	$2,246	$8,956	$5,886

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.
(2) See "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except share price
	As of
	September 30, 2017	December 31, 2016
Gross Assets(1)	$13,520,920	$13,279,292
Gross Real Estate Assets(1)	$13,362,697	$13,108,458
Total debt	$4,492,834	$4,499,712
Common shares and units outstanding	117,827,046	117,738,615
Share price	$106.88	$97.92
Book equity value	$6,561,430	$6,652,174
Market equity value	$12,593,355	$11,528,965
Net Debt/Recurring Adjusted EBITDA (2)	5.28x	5.74x	(3)

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2) Recurring Adjusted EBITDA in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, Adjusted EBITDA and Recurring Adjusted EBITDA to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.
(3) Since only one month of Recurring Adjusted EBITDA for the Post Properties communities is included in the results for the twelve month period ended December 31, 2016, in calculating the ratio as of December 31, 2016, we have adjusted Net Debt by averaging the Net Debt for the prior four quarters.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Operating revenues:
Rental revenues	$357,619	$254,161	$1,064,628	$749,153
Other property revenues	26,931	22,737	81,621	68,997
Total operating revenues	384,550	276,898	1,146,249	818,150
Property operating expenses:
Personnel	35,640	27,236	103,655	78,290
Building repairs and maintenance	12,663	9,377	34,287	23,156
Real estate taxes and insurance	52,597	34,282	160,733	104,182
Utilities	30,175	24,690	84,599	69,070
Landscaping	4,809	4,021	18,376	15,016
Other operating	13,295	7,040	34,771	20,768
Depreciation and amortization	117,928	76,959	374,285	227,829
Total property operating expenses	267,107	183,605	810,706	538,311
Acquisition expenses(1)	—	1,033	—	2,167
Property management expenses	10,281	7,908	32,007	25,221
General and administrative expenses	8,361	6,661	30,735	20,257
Merger related expenses	128	3,901	3,977	3,901
Integration related expenses	4,002	—	10,521	—
Income from continuing operations before non-operating items	94,671	73,790	258,303	228,293
Interest and other non-property income	4,303	64	7,632	159
Interest expense	(39,940)	(32,168)	(115,005)	(96,418)
Gain on debt extinguishment	828	—	3,168	3
Net casualty gain (loss) after insurance and other settlement proceeds	564	(75)	233	738
Gain on sale of depreciable real estate assets	58,844	47,749	59,045	48,572
(Loss) gain on sale of non-depreciable real estate assets	(6)	—	42	2,170
Income before income tax expense	119,264	89,360	213,418	183,517
Income tax expense	(641)	(454)	(1,910)	(1,200)
Income from continuing operations before joint venture activity	118,623	88,906	211,508	182,317
Gain from real estate joint ventures	335	—	1,021	27
Net income	118,958	88,906	212,529	182,344
Net income attributable to noncontrolling interests	4,249	4,627	7,600	9,508
Net income available for shareholders	114,709	84,279	204,929	172,836
Dividends to preferred shareholders	922	—	2,766	—
Net income available for MAA common shareholders	$113,787	$84,279	$202,163	$172,836

Earnings per common share - basic:
Net income available for common shareholders	$1.00	$1.12	$1.78	$2.29

Earnings per common share - diluted:
Net income available for common shareholders	$1.00	$1.12	$1.78	$2.29

Dividends declared per common share	$0.87	$0.82	$2.61	$2.46

(1) MAA adopted ASU 2017-01, Clarifying the Definition of a Business (Topic 805), during the first quarter of 2017. Based on the adoption of this guidance, MAA capitalized the acquisition costs related to the property acquired in the first quarter of 2017.

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
NET INCOME SHARES (1)
Weighted average common shares - basic	113,434	75,302	113,392	75,276
Weighted average partnership units outstanding	—	—	—	4,156
Effect of dilutive securities	219	—	270	246
Weighted average common shares - diluted	113,653	75,302	113,662	79,678
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - basic	117,643	79,449	117,607	79,432
Weighted average common shares and units - diluted	117,857	79,695	117,833	79,664
PERIOD END SHARES AND UNITS
Common shares at September 30,	113,627	75,543	113,627	75,543
Partnership units at September 30,	4,200	4,143	4,200	4,143
Total common shares and units at September 30,	117,827	79,686	117,827	79,686

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017, expected to be filed with the SEC on or about October 26, 2017.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	September 30, 2017	December 31, 2016
Assets
Real estate assets
Land	$1,828,637	$1,816,008
Buildings and improvements	10,801,863	10,523,762
Furniture, fixtures and equipment	339,039	298,204
Capital improvements in progress	156,938	231,224
	13,126,477	12,869,198
Accumulated depreciation	(1,967,481)	(1,656,071)
	11,158,996	11,213,127
Undeveloped land	57,285	71,464
Corporate property, net	12,367	12,778
Investments in real estate joint ventures	45,096	44,493
Assets held for sale	5,315	—
Real estate assets, net	11,279,059	11,341,862
Cash and cash equivalents	47,851	33,536
Restricted cash	80,253	88,264
Deferred financing cost, net	3,906	5,065
Other assets	120,493	134,525
Goodwill	1,239	1,239
Total assets	$11,532,801	$11,604,491

Liabilities and Shareholders' Equity
Liabilities
Unsecured notes payable	$3,382,861	$3,180,624
Secured notes payable	1,109,973	1,319,088
Accounts payable	17,275	11,970
Fair market value of interest rate swaps	2,602	7,562
Accrued expenses and other liabilities	439,662	414,244
Security deposits	18,998	18,829
Total liabilities	4,971,371	4,952,317
Redeemable stock	10,804	10,073
Shareholders' equity
Preferred stock	9	9
Common stock	1,134	1,133
Additional paid-in capital	7,117,829	7,109,012
Accumulated distributions in excess of net income	(802,835)	(707,479)
Accumulated other comprehensive income	790	1,144
Total MAA shareholders' equity	6,316,927	6,403,819
Noncontrolling interest - operating partnership units	231,393	235,976
Total Company's shareholders' equity	6,548,320	6,639,795
Noncontrolling interest - consolidated real estate entity	2,306	2,306
Total equity	6,550,626	6,642,101
Total liabilities and shareholders' equity	$11,532,801	$11,604,491

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Amounts in thousands, except per share and unit data
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income available for MAA common shareholders	$113,787	$84,279	$202,163	$172,836
Depreciation and amortization of real estate assets	116,882	76,105	371,194	225,328
Gain on sale of depreciable real estate assets	(58,844)	(47,749)	(59,045)	(48,572)
Loss on disposition within unconsolidated entities	—	—	—	98
Depreciation and amortization of real estate assets of real estate joint ventures	148	—	449	11
Net income attributable to noncontrolling interests	4,249	4,627	7,600	9,508
Funds from operations attributable to the Company	176,222	117,262	522,361	359,209
Recurring capital expenditures	(20,778)	(14,201)	(56,338)	(42,633)
Adjusted funds from operations	155,444	103,061	466,023	316,576
Redevelopment and revenue enhancing capital expenditures	(24,765)	(17,676)	(58,643)	(48,508)
Other capital expenditures	(3,754)	(3,173)	(10,913)	(9,333)
Funds available for distribution	$126,925	$82,212	$396,467	$258,735

Dividends and distributions paid	$102,506	$65,341	$307,440	$195,938

Weighted average common shares - diluted	113,653	75,302	113,662	79,678
Weighted average common shares and units - diluted	117,857	79,695	117,833	79,664

Earnings per common share - diluted:
Net income available for common shareholders	$1.00	$1.12	$1.78	$2.29

Funds from operations per Share	$1.50	$1.47	$4.43	$4.51
Adjusted funds from operations per Share	$1.32	$1.29	$3.95	$3.97

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Dollars in thousands
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
NOI
Combined Adjusted Same Store NOI	$214,698	$215,117	$213,059	$645,525	$630,541
Combined Adjusted Non-Same Store NOI	20,673	21,705	21,216	64,303	62,153
Total Combined Adjusted NOI	235,371	236,822	234,275	709,828	692,694
Legacy Post Properties Adjustment(1)	—	—	(64,023)	—	(185,026)
Total NOI	235,371	236,822	170,252	709,828	507,668
Depreciation and amortization	(117,928)	(126,360)	(76,959)	(374,285)	(227,829)
Acquisition expense	—	—	(1,033)	—	(2,167)
Property management expenses	(10,281)	(10,745)	(7,908)	(32,007)	(25,221)
General and administrative expenses	(8,361)	(9,534)	(6,661)	(30,735)	(20,257)
Merger related expenses	(128)	(978)	(3,901)	(3,977)	(3,901)
Integration related expenses	(4,002)	(3,229)	—	(10,521)	—
Interest and other non-property income	4,303	650	64	7,632	159
Interest expense	(39,940)	(38,481)	(32,168)	(115,005)	(96,418)
Gain on debt extinguishment	828	2,217	—	3,168	3
Gain on sale of depreciable real estate assets	58,844	274	47,749	59,045	48,572
Net casualty gain (loss) and other settlement proceeds	564	(240)	(75)	233	738
Income tax expense	(641)	(618)	(454)	(1,910)	(1,200)
(Loss) gain on sale of non-depreciable real estate assets	(6)	48	—	42	2,170
Gain from real estate joint ventures	335	329	—	1,021	27
Net income attributable to noncontrolling interests	(4,249)	(1,840)	(4,627)	(7,600)	(9,508)
Preferred dividend distributions	(922)	(922)	—	(2,766)	—
Net income available for MAA common shareholders	$113,787	$47,393	$84,279	$202,163	$172,836

(1) Amounts presented represent the operating results for legacy Post Properties prior to the Post Properties Merger that have been included in Total Combined Adjusted NOI. Prior year results have been adjusted for consistency with MAA accounting policies and year over year comparisons. These adjustments include the effect of moving corporate property management expenses, exterior paint costs and IT operating systems costs out of property expenses.

RECONCILIATION OF EBITDA, ADJUSTED EBITDA AND RECURRING ADJUSTED EBITDA TO NET INCOME
Dollars in thousands
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	December 31,
	2017	2016	2017	2016
Net income	$118,958	$88,906	$254,587	$224,402
Depreciation and amortization	117,928	76,959	469,414	322,958
Interest expense	39,940	32,168	148,533	129,947
Income tax expense	641	454	2,409	1,699
EBITDA	277,467	198,487	874,943	679,006
(Gain) loss on debt extinguishment	(828)	—	(3,082)	83
Net casualty (gain) loss and other settlement proceeds	(564)	75	56	(448)
Loss (gain) on sale of non-depreciable assets	6	—	(42)	(2,171)
Gain on sale of depreciable real estate assets	(58,844)	(47,749)	(90,870)	(80,397)
Gain on disposition within unconsolidated entities	—	—	—	(28)
Adjusted EBITDA	217,237	150,813	781,005	596,045
Acquisition expense	—	1,033	761	2,928
Merger related expenses	128	3,901	39,110	39,033
Integration related expenses	4,002	—	12,311	1,790
Recurring Adjusted EBITDA	$221,367	$155,747	$833,187	$639,796

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands
	As of
	September 30,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Unsecured notes payable	$3,382,861	$3,180,624	$2,195,989	$2,246,227	$2,195,214
Secured notes payable	1,109,973	1,319,088	1,238,168	1,243,198	1,247,749
Total debt	4,492,834	4,499,712	3,434,157	3,489,425	3,442,963
Cash and cash equivalents	(47,851)	(33,536)	(27,817)	(26,279)	(28,184)
1031(b) exchange proceeds included in Restricted Cash	(47,668)	(58,259)	—	—	—
Net Debt	$4,397,315	$4,407,917	$3,406,340	$3,463,146	$3,414,779

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands
	As of
	September 30,	December 31,
	2017	2016
Total assets	$11,532,801	$11,604,491
Accumulated depreciation	1,967,481	1,656,071
Accumulated depreciation for corporate property(1)	20,638	18,730
Gross Assets	$13,520,920	$13,279,292
(1) Included in Corporate property, net on the Consolidated Balance Sheets

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands
	As of
	September 30,	December 31,
	2017	2016
Real estate assets, net	$11,279,059	$11,341,862
Accumulated depreciation	1,967,481	1,656,071
Accumulated depreciation for corporate property(1)	20,638	18,730
Cash and cash equivalents	47,851	33,536
1031(b) exchange proceeds included in Restricted Cash	47,668	58,259
Gross Real Estate Assets	$13,362,697	$13,108,458
(1) Included in Corporate property, net on the Consolidated Balance Sheets

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA
For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization, or Adjusted EBITDA, is composed of EBITDA adjusted for net gain or loss on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment. As an owner and operator of real estate, MAA considers Adjusted EBITDA to be an important measure of performance from core operations because Adjusted EBITDA does not include various income and expense items that are not indicative of operating performance. Adjusted EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance. MAA's computation of Adjusted EBITDA may differ from the methodology utilized by other companies to calculate Adjusted EBITDA.

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. AFFO should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Combined Adjusted Same Store NOI
Combined Adjusted Same Store NOI represents total operating revenues less total property operating expenses, excluding depreciation, for all properties classified within the Combined Adjusted Same Store Portfolio during the period. Combined Adjusted Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Combined Adjusted Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

EBITDA
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)
FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for MAA common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation and amortization of real estate assets, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts' definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation, the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets and accumulated depreciation for Assets held for sale, which is included in Assets held for sale on the Consolidated Balance Sheets. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets, and accumulated depreciation for Assets held for sale, which is included in Assets held for sale on the Consolidated Balance Sheets plus Cash and cash equivalents plus 1031(b) exchange proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net operating income represents total operating revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDA
Recurring Adjusted EBITDA represents Adjusted EBITDA further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses. MAA believes Recurring Adjusted EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring Adjusted EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA's computation of Recurring Adjusted EBITDA may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDA.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Combined Adjusted Same Store Portfolio
Combined Adjusted Same Store Portfolio represents the MAA Same Store Portfolio and the Post Adjusted Same Store Portfolio considered as a single portfolio, as if the Post Adjusted Same Store Portfolio was owned by MAA during all periods presented. For comparability purposes, certain adjustments have been made to the prior year Post Adjusted Same Store Portfolio. See the definition of the Post Adjusted Same Store Portfolio for more details.

OTHER KEY DEFINITIONS (CONTINUED)

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Non-Same Store Portfolio
Other Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, and communities that have undergone a significant casualty loss.

MAA Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the MAA Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the MAA Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the MAA Same Store Portfolio. Within the MAA Same Store Portfolio communities are designated as operating in Large or Secondary Markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Post Adjusted Same Store Portfolio
Post Adjusted Same Store Portfolio represents the Post Properties same store portfolio that would have been in effect had the properties been owned by MAA since January 1, 2016.  Prior year results have been adjusted for consistency with MAA accounting policies and year over year comparisons.  The primary adjustments include moving corporate property management expenses, exterior paint costs and IT operating systems costs out of property expenses. Because these properties have only been owned by MAA since December 1, 2016, they are not included in the MAA Same Store Portfolio. See MAA Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide Combined Adjusted Same Store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2018.

Stabilized Communities
Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

Unencumbered NOI
Unencumbered NOI represents NOI generated by our unencumbered assets (as defined in MAALP's bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com